EXHIBIT 99.2

Conference Call Transcript

SATC - Q2 2005 SatCon Technology Corp. Earnings Conference Call

Event Date/Time: May. 17. 2005 / 10:00AM ET

CORPORATE PARTICIPANTS

Dave O’Neil

SatCon Technology Corporation - VP, Finance

Dave Eisenhaure

SatCon Technology Corporation - Chairman & CEO

Millard Firebaugh

SatCon Technology Corporation - President & COO

Mike Turmelle

SatCon Technology Corporation - President, Power systems

CONFERENCE CALL PARTICIPANTS

Walter Nasdeo

Ardour Capital - Analyst

Don Slowinski

Winslow Asset Group (ph) - Analyst

David Cohn

Ardour Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2005 SatCon Technology Corporation’s earnings conference call. My name is Anthony, and I will be your coordinator for today. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Mr. Dave O’Neil, Vice President of Finance. Please proceed.

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

Thank you operator and good morning everyone. Welcome to SatCon Technology Corporation’s conference call to review the financial and operating results for our second quarter of fiscal year 2005 which ended April 2, 2005.

In a moment we will begin to discuss a review of our second quarter activities and financial results, which will be followed by a discussion of our operating progress. Following our comments we will open the call for questions and answers.

First, however, I will read our Safe Harbor Statement. This conference call contains forward-looking statements that involve a number of risks and uncertainties. For this purpose any statements that are contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Without limiting to the following the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption “factors affecting future results” in SatCon’s annual report on Form 10-K for the year ended September 30, 2004, which factors are included herein by reference. A copy is available from SatCon upon request.

At this point I would like to introduce Dave Eisenhaure, SatCon’s Chairman and Chief Executive Officer.  Dave…

Dave Eisenhaure  - SatCon Technology Corporation - Chairman & CEO

Our Revenue for the 2nd quarter of 2005 was $8.3 million dollars compared to $8.2 million in 2004.  The $8.3 million does not reflect an expected $1.5 million of revenue recognition from the completion of the EDO program; however, no additional charges are being accumulated on that contract since its completion during last quarter.  We are currently working with EDO to process the final acceptance documents in order to post that revenue.  Our revenue for the first six months of 2005 was $17.5 million, a 7% increase over the first six months of 2004 of 16.3 million.

For the 2nd quarter of 2005 our operating loss was $2.1 million dollars, an increase of $1.0 million over 2004, and for the first six months, we experienced an operating loss of $3.3 million dollars, an increase of $1.5 million over the same period in 2004.

Dave O’Neil will cover more of the details of these results in a few minutes.

From an overall perspective, during the past two quarters, SatCon has made some significant changes to our management team, board of directors and business approach.

Historically we have focused on driving revenue growth through highly customized power control solutions for various clients including the military. This work, done in one-off customized solutions, has provided an inventory of technology solutions, which can now address Solar Power, Hybrid Electric Vehicles, Wind Power, Stationary Power and Grid Support “power control” issues.

The evidence we have seen within the past quarter has shown that we have a substantial growth opportunity in our alternative energy, power distribution and control product lines.  In order to capitalize on this opportunity, we must manage not only for the present but also for the future.  Recently our focus has been on quarter-to-quarter cost performance, however, in order to capitalize on the potential for expanding our product lines and sales and marketing efforts, we have decided to reinvest our current cash flows into executing these growth opportunities. This means we are adjusting our guidance for 2005 and are no longer guiding towards a breakeven/slightly profitable 2005.  We recognize that, over the long term, our success is dependent on driving toward profitability and that remains our goal.  In the short term however, to achieve that goal, we must focus on capitalizing on market opportunities as they present themselves to us.  We believe this focus will ultimately provide the greatest return on shareholder value.

As a result of this change in guidance, we are going to track our progress toward major initiatives for the year.  First, we will secure significant technology development contracts for alternative energy, Hybrid Electric Vehicles and power distribution applications in our Applied Technology Division.  Second, we will capitalize on the growing alternative energy and Hybrid Electric Vehicle markets by introducing new products and increasing revenues from that marketplace in our Power Systems Division.  Third, we will introduce a new product from our Electronics Division that can provide near term revenue increases. And we will better position ourselves organizationally to capitalize on these market opportunities.

These industry sectors that I have mentioned have matured to the point where each one has become a significant and growing market. SatCon is transitioning to becoming the power controller of offshelf systems solutions for these markets. SatCon’s highest revenue growth since 2005 was derived from products sold into the solar, stationary fuel cell and grid support marketplaces. These revenues accounted for almost 80% of our revenue growth during the first six months of fiscal 2005.

In addition to these current growth drivers, SatCon is leveraging its historical proprietary research and product development programs into hybrid electric vehicles. SatCon is in the process of developing high-voltage drives and power conversion systems for off-road fleet and military vehicles. SatCon’s Power Control Systems are very well received and acknowledged to be the most efficient products in the alternative energy power conversion available on the market today. In fact, our clients include Fuel Cell Energy, Solar Integrated Technologies, Uni-Solar, and BP Solar among others.

These industry sectors I have mentioned have matured to the point where each one has become a significant and growing market.  SatCon is transitioning to become the “Power Control” off-the-shelf system solution for these markets. SatCon’s highest percentage revenue growth in 2005 was derived from products sold into the solar, stationary fuel cells and grid support marketplace. These revenues accounted for almost 80% of our revenue growth in the first six months fiscal 2005.

In addition to these current growth drivers SatCon is leveraging its historical proprietary research and product development programs into hybrid electric vehicles. SatCon is in the process of developing high voltage drives and power conversion systems for off-road, fleet and military vehicles.

SatCon’s Power Control systems are very well received and acknowledged to be the most efficient products in alternative energy power conversion available in the market today.  In fact our clients include Fuel Cell Energy, Solar Integrated Technologies, Unisolar, and BP Solar among others.

Now I would like to make some comments about our new management team;

Millard Firebaugh is our new President and Chief Operating Officer. Millard is a retired Navy Rear Admiral with a bachelor’s degree in physics, master’s degree in electrical engineering, a naval engineering degree and doctorate in ocean engineering all from M.I.T. Previous to joining us he served as a Vice President for Innovation and Chief Engineer of General Dynamics Electric Boat Division. Millard brings SatCon tremendous experience in turning R&D into high performance products. He is deeply experienced in structuring rigorous technical and business processes and driving performance.

Dave O’Neil was recently appointed as Vice President of Finance and Treasurer. For the past three years, Dave was Vice President and General Manager of our Electronics business unit. Prior to joining SatCon, he held a variety of financial and operational executive level positions at Polaroid, including VP and Controller for Global Manufacturing and Logistics and VP of

Purchasing. Dave brings a wealth of experience in business management, and is leading our efforts toward operational efficiency. Recently he has implemented a set of metrics at each business unit that are focused on both operating profits and efficient balance sheet management.

Jack Worthen joined us in early April as Vice-President and General Manager for SatCon Electronics. His focus is on expanding and managing SatCon Electronics’ business development initiatives, new product development, sales and marketing.  Jack was previously Sr. Vice President of World Wide Sales for Sipex Corporation, having spent almost 20 years with the company.  There, he directed worldwide management of sales, customer service and applications engineering. Most recently, Jack was Vice President of Sales for Zywyn Corporation, a start-up semiconductor company.  He was responsible for business development, new product launches and establishing sales and distribution channels for North America and Europe.

Mick McDaniel recently joined SatCon Power Systems as the Vice-President of Sales and Marketing, supporting both the Worcester, Massachusetts and the Burlington, Ontario locations.  Mick recently served as Vice-President, Sales and Marketing for North America for Piller, a manufacturer and integrator of large scale Uninterruptible Power Supply systems, specialty generators and rotary converters. At Pillar, Mick managed all sales and marketing for North America and was responsible for generating significant growth for the company.

Now I would like to turn the call over to Millard to discuss SatCon’s direction for the future.  Millard….

Millard Firebaugh  - SatCon Technology Corporation - President & COO

These past few months at SatCon have been a tremendous experience for me and I am excited to be a part of SatCon’s growth and development as it plans for the future.  SatCon’s transition into market driven growth opportunities demands a new focus and dedication to goals and results oriented management and processes. To that end, I have been leading this charge with an analysis of current systems and instilling company wide process controls and metrics derived from the needs of the business. SatCon must excel, not only in technology development projects, but also in transition to, and execution of, profitable production. Profitable production requires disciplined, cost conscious processes, detailed, executable plans and appropriate metrics. We are taking specific measures to put those elements in place across all of our product lines and in our business plans for future work. In my 2 and ½ months on the job we have made a good start in achieving the kind of production culture we seek.  We are on our way to becoming a different, more productive SatCon.

The developing markets in alternative energy and alternative vehicle technology require leading power control solutions in the form of products that apply SatCon’s expertise and engineering talent. Our expertise and talent goes not just to engineering a one-time solution to a new problem but to the cost reduction process and product engineering that is helping our customers drive their costs down.  We are helping our customers to cross new technology entry barriers into widespread cost competitive applications.  To drive down costs, we are concentrating on material cost-outs such as offshore supply development and procurement and are seeking alternative, lower cost domestic suppliers for key material cost drivers.

During the last conference call we identified several objectives for the quarter: first, to expand our marketing capabilities, second, to ship the EDO hardware, third, to complete the award of a program with the Army Research Lab, and fourth to finalize a letter of intent on a hospital UPS system.  We were able to hire key personnel in the form of Jack Worthen at Electronics and Mick McDaniel at Power Systems to provide a renewed emphasis on sales and marketing.  We completed the delivery of all the hardware for the EDO program, which had become a drain on the Applied Technology division.  We did not recognize the revenue in the second quarter pending the processing of the final acceptance documentation. The good news is that we are no longer spending money on this program and have moved on to other business.

We also announced a $2.8M contract with the Army Research Lab for hybrid electric vehicle and pulse power electronics such as our compact converter designed for use in active armor.  Finally, we continue to pursue a letter of intent with a mid-west hospital for our rotary UPS system.  While we have not finalized this order as hoped during the quarter, progress is being made, and we will keep you posted as this matures.

We have also seen substantial growth and strong activity for our alternative energy power conversion systems.  In fact, product revenue for the quarter, specifically at Power Systems, was up 16% from Q2 2004 and 30% for the past 6 months when compared to 2004.  SatCon has been a leader in supplying equipment to these emerging markets for several years and now strong market acceptance from these technologies is evident.  SatCon has been uniquely positioned to address this market through its extensive experience and modular approach to design.  SatCon utilizes company proprietary “libraries” of both hardware and software solutions developed over the past several years to quickly assemble products, which meet customer specific needs.  This allows SatCon to quickly provide solutions to market using proven building blocks that meet performance demanded by these applications.

SatCon Electronics is also beginning to take advantage of its recent Class K certification.  We currently have one custom job in house deliverable in early 2006.  We are also preparing to launch a standard product line of Radiation Hardened, Class K Linear Regulators for the growing satellite and aerospace market place.

As you can see from this extensive list of opportunities, as SatCon moves to the future the production engine of the company’s business needs to be centered on streamlined, controlled business and technical processes. My background is well suited to that challenge and we are already making progress toward more structured operations that will allow us to capitalize on these near term market opportunities.

Mike Turmelle will now discuss some key operational developments.

Mike Turmelle  - SatCon Technology Corporation - President, Power systems

Thank you, Millard. I would like to update you on our progress in some major market areas we are pursuing.

In photovoltaics or solar energy SatCon is continuing to develop its line of inverters for this fast-growing market. Our recent UL recertification for the California Energy Commission has truly made our products are the most efficient on the market, and feedback from our systems integrated clients is leading us to believe that our focus on providing complete components that are easy to install is giving us a strong position in the market. We are extending the capability of these products with our recently introduced 500 kW unit that is finding a strong reception with our clients.

In fuel cells SatCon is harvesting the benefits of our clients success in the stationery fuel cell plant market. As firms like Fuel Cell Energy gain greater success in this market, SatCon will benefit. Historical demand has been for relatively small power plants in the 250 to 300 kW range, and this market continues to be strong.

Additionally recent activity has indicated strong growth in the megawatt class power plants with New York, Connecticut, California and Ontario leading the way through solicitations totaling several hundred megawatts. SatCon has worked closely with Fuel Cell Energy and others to bring the overall equipment cost of fuel cell power plants systems down. Continued focus in these cross-out efforts will ensure that fuel cells gain acceptance in the market and that SatCon is well positioned to support these orders.

For energy storage, SatCon has provided Power Control Systems for two leading energy storage firms, VRB Power Systems and ZBB Energy for full battery systems that are being utilized by utilities to support transmission systems and integrate renewable energy into the power grid for customers. These energy storage technologies are also being received by utilities as a good way to manage the expansion of their future transmission systems with many utilities planning to investigate their use in the near future.

In hybrid electric vehicles, SatCon is positioning itself as the preferred solutions supplier for a number of subsystems throughout the hybrid vehicle drive-train. These products will be supplied in a scalable manner, so they can be easily integrated into specific designs by a number of different vehicle manufacturers. By following this strategy, SatCon will open up a number of companies it can sell to and use similar architectures to reduce costs while providing different components to different designers.

SatCon is currently working with a hybrid electric drive-train vendor on a high-voltage servo motor, amplifiers, a DC/DC converter, which is the alternator in the hybrid electric vehicle, and potentially a traction motor and controller. SatCon is currently using the relationship to qualify its products for the automotive market. SatCon is using the basic technologies developed for Chrysler’s EPIC electric vehicle and updating it with current components and design.

In distributed power, pulling off the development of work we had done for the DDX program, SatCon is developing products which support the distributed energy strategy of many large utilities and large commercial and industrial customers. As we move towards distributed power and increasing requirements for high-quality power is driving the need for better ways to control and manage power on small power grids. The introduction of renewable energy from solar and wind into these small networks also increases the need for an ability to manage the power flow strictly and reliably.

All the markets I have mentioned are growing, and as they grow, SatCon will grow with them. Dave?

Dave Eisenhaure  - SatCon Technology Corporation - Chairman & CEO

Thanks, Mike. At this time, I would like to turn the call over to Dave O’Neil to make a few brief comments. Dave?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

Thanks, Dave. I would like to now summarize the results of the second quarter and the year. As Dave mentioned earlier, our revenue for the quarter was $8.3 million compared to 8.2 million in 2004. Our operating loss for the second quarter was 2.1 million, a $1.0 million increase over 2004. That loss included about $400,000 of settlement and severance costs and some higher cost of manufacturing as we ramp up our infrastructure in the Power Systems division for planned increased production.

Our first six months of 2005 fiscal year showed revenue growing by 7% from $16.3 million to $17.5 million, primarily in our Power Systems division. The operating loss for this first six months of fiscal 2005 was $3.3 million, which is an increase over 2004’s operating loss of $1.8 million primarily due to the settlement, severance and manufacturing costs noted before.

SatCon ended the quarter with over $4 million in cash, Accounts Receivable of $6.7 million and no debt. We continue to improve our days sales outstanding as it relates to the collection of our Accounts Receivable, and we are aggressively managing our inventory turns in all divisions. You can find all of this documentation in our latest filing with the Securities and Exchange Commission on Form 10-Q for the quarter ended April 2, 2005.

Dave Eisenhaure  - SatCon Technology Corporation - Chairman & CEO

Thanks, Dave. As you can see, we have spent a considerable time and effort in building a strong management team, uncovering exciting market opportunities and restructuring our operations and processes. We believe that over the long-term these efforts will lead to improved shareholder value and a stronger more productive SatCon.

Now let me open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Walter Nasdeo, Ardour Capital.

Walter Nasdeo  - Ardour Capital - Analyst

I just have a couple of questions that kind of relate to the sales channels and the marketing priority and focus that you guys are laying out. You know Mike was talking about quite a few markets that you’re looking at. Can you kind of lay out for us how you are prioritizing those, and which are your focus and where you expect to see the most significant near-term growth opportunities?

Mike Turmelle  - SatCon Technology Corporation - President, Power systems

Good morning. We see the real opportunity right now in sort of what we call our PCS product, which is the power conversion electronics for both solar, fuel cell, wind and battery. And we are putting a lot of effort on that, and we are seen a lot of return to that.

We also recently have seen a lot of activity on the hybrid electric vehicle. We have a number of products that we are introducing or reintroducing to that product that market that we have taken out of the Chrysler EPIC minivan work we did and some of the work we did in Patriot and reintroducing that to the market. I think we have a real advantage in some of the high power elements that we have out there.

And those are really the near-term, the near-term emphasis on our marketing. We also see a lot of work in sort of our variable frequency converters, fixed frequency converters and some of the other work that we are doing for the military.

Walter Nasdeo  - Ardour Capital - Analyst

Okay. And what is this sales cycle on these markets as far as your penetration into them?

Mike Turmelle  - SatCon Technology Corporation - President, Power systems

Our penetration right now, Walter, depends on the market. I mean we are getting good traction as I said in the PCS market, and I think we are one of the real key players in that market now, and we are seeing growth quarter over quarter.

In the hybrid electric vehicle market, we’re just kind of touching there. On some of these markets, we’ve had very little competition, and on the high power (inaudible) and the fuel cell market, we are the preferred provider of converters for several of the industry leaders. Our units tend to be very efficient in terms of converting the power.

Other markets get the MagLev. You know we are simply an element of the semiconductor manufacturing, and we have no competition in that area. So our Magmotor is highly competitive, and again it depends on the various product lines.

Walter Nasdeo  - Ardour Capital - Analyst

Okay. What is your current employee count?

Dave Eisenhaure  -SatCon Technology Corporation - Chairman & CEO

We have about 220 employees at the moment.

Walter Nasdeo  -Ardour Capital - Analyst

And are you guys going to give us any guidance on revenues here for the next -to finish out the year with?

Dave O’Neil  -SatCon Technology Corporation - VP, Finance

I think we have been consistent, Walter, in that we have said that we expect to have double-digit growth. But I think as Dave talked about we are going to focus going forward on milestones and how we achieve those milestones, and between Millard and Dave, we laid out some objectives for this quarter.

Walter Nasdeo  -Ardour Capital - Analyst

Okay. Thank you very much.

Operator

Don Slowinski (ph), Winslow Asset Group (ph).

Don Slowinski  -Winslow Asset Group (ph) - Analyst

 Could you comment on the installation at the NIST, how that is going with the Rotary UPS systems and in outlook for additional orders, or your relationship with Cummins and maybe some indications for orders from them?

Mike Turmelle  -SatCon Technology Corporation - President, Power systems

We’re very pleased so far with the installation plan for NIST. We anticipate to ship that in the near future. We are also excited about the opportunity to sell the UPS to a major new hospital in Michigan. Those are really sort of the opportunities to get units out in the field, and off of that, we hope to get some traction in our marketing efforts.

Don Slowinski  -Winslow Asset Group (ph) - Analyst

Okay. I just — I did not hear. I guess I had the same question as Walter really, which was prioritizing the business lines, and after listening to that, I did not hear anything mentioned about the Rotary UPS systems. So I was just looking for an update on that as well. I appreciate it.

Mike Turmelle  - SatCon Technology Corporation - President, Power systems

Okay.

Operator

David Cohn (ph), Ardour Capital.

David Cohn  - Ardour Capital - Analyst

I have a question in regards to your operating loss as compared to cash. The way I calculate you have six months of cash based on the operating loss on your balance sheet. Do you foresee raising any near-term capital in the future, or do you expect capping the $7 million credit line, revolving credit line?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

Let’s see, this is Dave O’Neil here. I will ask — the quarter had three circumstances affecting cash. One is we invested nearly $1 million in inventory and payables. Our receivables were up by $1.8 million there and over the prior quarter, and we had about $700,000 in legal and tax settlements non-reoccurring annual charges.

Leaving us in the situation where the cost of operations was a net of about $500,000 usage for Q2. The new team is aggressively managing these taxes for the future. We also have an untapped, as you mentioned, line of credit with Silicon Valley Bank. We have enough cash available to us for beyond this calendar year.

David Cohn  - Ardour Capital - Analyst

Okay, and as needed, you will tap the $7 million credit line, or would you go into the market to raise capital?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

Our current plans are as needed we would tap that line.

David Cohn  - Ardour Capital - Analyst

Okay. Thank you. I have another question in regards to the revenue. Would you be able to break down the revenue between the Power Systems, the Applied Technology and the Electronics?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

I believe we do that on our annual 10-K. I’m not sure we issue it on the 10-Q, but certainly it is available on the 10-K.

David Cohn  - Ardour Capital - Analyst

Okay. As far as this quarter though?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

I’m not sure that we issued that information publicly on the Q.

David Cohn  - Ardour Capital - Analyst

Okay, okay. Do you have any guidance as to your backlog for Q2 ‘05?

Dave O’Neil  - SatCon Technology Corporation - VP, Finance

Our backlog is in the $21 million range, 20 — actually $25 million range at the moment, and we expect to continually build that backlog.

David Cohn  - Ardour Capital - Analyst

Okay, all right. Thank you and that is all the questions I have for you.

Operator

Sir, we have no further questions in the queue. Mr. Eisenhaure, I will turn it back to you for closing remarks.

Dave Eisenhaure  - SatCon Technology Corporation - Chairman & CEO

Thank you all again for calling into our conference call, and hopefully we will see some of you here tomorrow when we conduct our annual meeting at the Boston office on Drydock Avenue. The meeting starts at 10:00 AM, and after the business portion of the meeting, we will make a presentation on the Company’s strategy and walk through displays from several of our divisions.

As most of you know, we have moved to a new site. We are proud of it. If any of you have the chance to come, I think you’ll enjoy it. As always in addition to that, we welcome you to visit anytime or feel free to discuss any ideas you have. Thanks again and have a good day.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone have a wonderful day.